STEWARD FUNDS, INC.

ARTICLES OF AMENDMENT

Steward Funds, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to provide that the shares of authorized capital stock of the Corporation currently designated as the “Steward Large Cap Enhanced Index Fund” series of capital stock is hereby changed to and redesignated as the “Steward Values-Focused Large Cap Enhanced Index Fund” series of capital stock.

SECOND: The Charter of the Corporation is hereby amended to provide that the shares of authorized capital stock of the Corporation currently designated as the “Steward Small-Mid Cap Enhanced Index Fund” series of capital stock is hereby changed to and redesignated as the “Steward Values-Focused Small-Mid Cap Enhanced Index Fund” series of capital stock.

THIRD: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock changed and redesignated pursuant to Article FIRST and SECOND above are not changed by these Articles of Amendment.

FOURTH: The foregoing amendment to the charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation and in the manner and by the vote required under the Investment Company Act as permitted by Section 2-604(b) of the Maryland General Corporation Law. Such amendment does not require any action by the stockholders of the Corporation.

FIFTH: These Articles of Amendment shall become effective on October 29, 2021 at 9:00 a.m. Eastern Time.

IN WITNESS WHEREOF, Steward Funds, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this ____ day of October, 2021, and its President acknowledges that these Articles of Amendment are the act of Steward Funds, Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:		STEWARD FUNDS, INC.

/s/ Jim Coppedge	By:	/s/ Michael L. Kern, III
Jim Coppedge		Michael L. Kern, III, CFA
Secretary		President